Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE
Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB THIRD QUARTER REPORTED DILUTED EPS $1.34

ADJUSTED DILUTED EPS $1.37, +7%; INCLUDES $0.04 HURRICANE IMPACT

FULL YEAR 2017 ADJUSTED DILUTED EPS FORECAST REVISED TO $4.65 TO $4.75

THIRD QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.34, +6%.
•	Adjusted diluted EPS $1.37, +7%, excluding special gains and charges and discrete tax items. Hurricane impacts are estimated to have been a negative $0.04 (-3 pp) per share in the quarter.
•	Reported sales +5%. Acquisition adjusted fixed currency sales + 3% with all segments growing. Hurricane impacts estimated to have reduced sales growth by 1%.
•	Pricing, improved sales gains, new product innovation and cost savings offset higher delivered product costs and hurricane impacts. Interest/taxes/shares benefited the EPS gain.

2017 FORECAST:

•

Fourth quarter adjusted diluted EPS expected to rise 8% to 16%; includes an estimated negative $0.05, or 4 pp impact from both hurricanes (-$0.04, primarily from raw materials) and the divestiture of Equipment Care (-$0.01).

•

2017 adjusted diluted EPS forecast revised to $4.65 to $4.75, +6% to 9%, as improving volume growth and pricing across all segments overcome an estimated $0.09 per share headwind from hurricane and divestiture impacts. Ecolab previously forecasted $4.70 to 4.90.

	Third Quarter Ended September 30
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2017	2016	Change	2017	2016	Change
Net sales	$ 3,563.3	$ 3,386.1	5%	$ 3,563.3	$ 3,386.1	5%
Operating income	579.8	574.1	1%	585.0	577.3	1%
Net income attributable to Ecolab	392.4	374.1	5%	403.1	378.0	7%
Diluted earnings per share	$ 1.34	$ 1.27	6%	$ 1.37	$ 1.28	7%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2017	2016	Change	2017	2016	Change
Net sales	$ 3,491.6	$ 3,331.7	5%	$ 3,491.6	$ 3,331.7	5%
Operating income	568.4	564.2	1%	573.6	567.4	1%

* See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., October 31, 2017: Better pricing, new business gains, product innovation and cost efficiencies offset higher delivered product costs and hurricane impacts, and along with an expected lower tax rate, lower interest expense and fewer shares, yielded a 7% increase in third quarter 2017 adjusted diluted earnings per share.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer said, “Our business continues to strengthen, and we expect to leave the year with strong top and bottom line momentum.

“Our third quarter showed continued progress in pricing, new business gains and underlying consumption trends.  Hurricanes caused, in particular, large energy, water and paper customers to temporarily close operations in affected areas.  We estimate the impact from the hurricanes to have been a negative $0.04 per share in both the third and fourth quarters due to the loss of consumption by customers and higher delivered product costs.

“Still, we foresee our business continuing to accelerate in the fourth quarter, and forecast a 5% to 6% fixed currency sales increase and double-digit net income growth in the fourth quarter as pricing surpasses raw material cost increases.

“Importantly, this positions us well and will enable us to enter 2018 with strong momentum that will no longer be masked by the 2017 hurricane impacts, which we do not see having a meaningful effect on 2018 results.”

Third Quarter 2017 Consolidated Results

Ecolab's third quarter reported sales increased 5% and fixed currency sales increased 5%. Acquisition adjusted fixed currency sales increased 3% when compared to the prior year.  Absent the impact of hurricanes, estimated acquisition adjusted fixed currency sales increased 4%.

Third quarter 2017 reported, fixed currency and adjusted fixed currency operating income increased 1%. Acquisition adjusted operating income was flat. Absent the impact of hurricanes, acquisition adjusted fixed currency operating income is estimated to have increased 3%. Pricing, volume growth, and cost savings initiatives offset the impact of higher delivered product costs, hurricane impacts and investments in the business during the quarter.

Net interest expense declined in the quarter primarily reflecting an increased mix of lower cost Euro interest and lower interest rates on refinanced debt.

The reported income tax rate for the third quarter of 2017 was 24.6% compared with the reported rate of 25.5% in the third quarter of 2016.  Excluding the tax rate impact of the special gains and charges and discrete tax items, the adjusted tax rate was 23.3% in the third quarter of 2017 compared with 25.2% for the same period last year. The decrease in our adjusted tax rate was primarily driven by global tax planning strategies and geographic mix.

Third quarter 2017 reported net income attributable to Ecolab increased 5%. Excluding special gains and charges and discrete tax items, adjusted net income attributable to Ecolab increased 7%.

Diluted earnings per share increased 6% reflecting fewer shares outstanding. Adjusted diluted earnings per share rose 7% when compared against third quarter 2016. Hurricane impacts are estimated to have been a negative $0.04 per share, or three percentage points of growth, in the quarter. Currency translation had a minimal impact on third quarter 2017 adjusted diluted earnings per share.

Ecolab reacquired 0.6 million shares of its common stock during the third quarter of 2017.

Third Quarter 2017 Segment Review

Global Industrial

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 1,248.1	$ 1,202.1	4%	3%
Operating income	207.4	204.1	2%	2%
Operating income margin	16.6%	17.0%
Acq. adj. operating income margin	16.7%	17.0%

Public currency
Sales	$ 1,284.3	$ 1,230.2	4%
Operating income	214.1	209.7	2%

Global Industrial acquisition adjusted fixed currency sales rose 3% led by Food & Beverage, Water and Life Sciences. Latin America, Europe and North America led the Global Industrial regional sales growth. Acquisition adjusted fixed currency operating income increased 2% as improved pricing and sales volume gains more than offset higher delivered product costs.  The hurricanes are estimated to have reduced third quarter sales growth by approximately one percentage point and operating income growth by approximately two percentage points.

Global Institutional

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 1,225.1	$ 1,149.2	7%	2%
Operating income	274.2	262.1	5%	2%
Operating income margin	22.4%	22.8%
Acq. adj. operating income margin	22.9%	23.0%

Public currency
Sales	$ 1,248.0	$ 1,164.1	7%
Operating income	277.4	264.6	5%

Global Institutional acquisition adjusted fixed currency sales grew 2% led by Specialty. Sales for the segment showed good growth in Latin America and Asia Pacific. Acquisition adjusted fixed currency operating income rose 2% as pricing and sales volume gains more than offset innovation and customer investments and higher delivered product costs.   The hurricanes are estimated to have reduced third quarter sales growth by less than one percentage point and operating income growth by approximately one percentage point.

Global Energy

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 796.7	$ 771.2	3%	4%
Operating income	89.7	102.6	(13)%	(11)%
Operating income margin	11.3%	13.3%
Acq. adj. operating income margin	11.2%	13.1%

Public currency
Sales	$ 806.5	$ 780.2	3%
Operating income	91.3	104.3	(12)%

Global Energy acquisition adjusted fixed currency sales increased 4% as strong growth in the well stimulation business and a moderate increase in downstream more than offset a modest decline in our production business. Acquisition adjusted fixed currency operating income decreased 11% as volume gains, the benefits from cost reduction actions and a favorable legal cost recovery were more than offset by higher delivered product costs, a rebuild of compensation reductions made in 2016 and modestly lower pricing. The hurricanes are estimated to have reduced third quarter sales growth by approximately one percentage point and worsened the operating income decline by approximately six percentage points.

Other

(unaudited)	Third Quarter Ended September 30			Acq. Adj.
(millions)	2017	2016	% Change	% Change

Fixed currency
Sales	$ 221.7	$ 209.2	6%	6%
Operating income	44.0	40.4	9%	9%
Operating income margin	19.8%	19.3%
Acq. adj. operating income margin	19.8%	19.3%

Public currency
Sales	$ 224.5	$ 211.6	6%
Operating income	44.5	40.9	9%

The Other segment sales increased 6% as Pest Elimination enjoyed strong growth, led by North America. Fixed currency operating income increased 9% as pricing and sales volume gains more than offset increased field-related costs.

Corporate

The corporate segment expense includes amortization expense of $42 million in both the third quarter of 2017 and 2016 related to the Nalco merger intangible assets. Corporate segment also includes net special charges of $5 million ($2 million after tax), including special charges primarily related to restructuring, acquisition and integration costs, and other charges. These charges were partially offset by the U.S. dollar cash recovery of intercompany receivables written off during the 2015 deconsolidation of our Venezuelan subsidiaries.

Total special gains and charges for the third quarter of 2016 were immaterial on a net basis.

Divestiture

Ecolab announced an agreement to sell the Equipment Care business. The transaction is expected to close by year end.

Adoption of New Accounting Standards

Beginning in 2018, Ecolab will adopt the new FASB revenue recognition standard. We have reviewed our product and service offerings under the new standard and the SEC requirement for separation of them in our income statement.  As such, we anticipate disclosing product and service offerings separately in our income statement starting in 2018. We also anticipate certain costs will be reclassified from Selling, General, and Administrative (SG&A) expenses to Cost of Sales (COS), to align with the costs of providing newly classified service revenue. We anticipate restating the 2016 and 2017 financial statements to align with the revised presentation.

Ecolab will also adopt the new pension accounting standard beginning in 2018, recording the employee compensation cost of pension expense (the service component) in COS and SG&A, while all other non-service components of pension expense (income) will be recorded below operating income.  We will apply the new standard retrospectively, and will restate the 2016 and 2017 financial statements to reflect the adoption of the pension accounting standard.  Adoption and restatement of the pension accounting standard will not impact net income.

Business Outlook

2017

Ecolab revised full year 2017 adjusted diluted earnings per share to reflect the impact of the hurricanes and the sale of a business to the $4.65 to $4.75 range, rising 6% to 9%.  Ecolab previously forecast adjusted diluted earnings per share in the $4.70 to $4.90 range.

When compared with our 2016 performance, we expect improved acquisition adjusted fixed currency sales growth in our Global Institutional, Global Industrial and Other segments with increased Global Energy segment sales. We anticipate a slightly lower adjusted gross margin as pricing and cost efficiency actions are offset by higher delivered product costs (which included an unfavorable currency hedge year-on-year comparison in the first half), with a slightly lower selling, general and administrative (“SG&A”) ratio to sales, lower interest expense and an improved adjusted tax rate versus 2016.  We expect the impact of the hurricanes on full year sales and costs will be approximately $0.08 per share, and to forgo approximately $0.01 per share of income due to the anticipated sale of Equipment Care.

Adjusted diluted earnings per share do not reflect the net impact of future special gains and charges or discrete tax items, which are expected to be a net charge of $0.08 per share for the full year. We expect special charges to be partially offset by discrete tax benefits.

At current rates of exchange, we expect foreign currency translation to have a neutral impact on diluted earnings per share.

Our detailed outlook for the full year of 2017 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 47%
SG&A % of Sales	approx. 32%
Interest expense, net	approx. $235 million
Adjusted tax rate	approx. 24%
Noncontrolling interest	approx. $0.05
Adjusted EPS, excluding special gains and charges	$4.65 to $4.75
Diluted shares	approx. 294 million

Reported 2016 diluted earnings per share of $4.14 included special gains and charges and discrete tax items. Excluding these items, 2016 adjusted diluted earnings per share were $4.37.

2017 — Fourth Quarter

Ecolab expects fourth quarter 2017 adjusted diluted earnings per share in the $1.35 to $1.45 range, rising 8% to 16% compared with adjusted diluted earnings per share of $1.25 a year ago.

We expect improved acquisition adjusted fixed currency sales growth in all our segments. Higher delivered product costs are expected to have a continued unfavorable impact in the quarter in part reflecting the hurricane impacts on delivered product costs, particularly in the Global Industrial and Global Energy segments. Global Energy will also reflect the rebuilding of compensation reduced in 2016’s cost reduction actions which, when combined with the higher delivered product costs, is expected to yield lower Global Energy operating income than last year’s fourth quarter.  We expect consolidated gross margins to be slightly lower than last year, with a lower SG&A ratio to sales, reduced interest expense and a slightly improved adjusted tax rate versus 2016. We expect the impact of the hurricanes on fourth quarter sales and costs will be approximately $0.04 per share.

We expect net fourth quarter special charges to be minimal.

At current rates of exchange, we expect foreign currency to be favorable $0.02 per share in the fourth quarter.

Our detailed outlook for the fourth quarter of 2017 is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 48%
SG&A % of Sales	31% to 32%
Interest expense, net	approx. $60 million
Adjusted tax rate	23% to 24%
Noncontrolling interest	approx. $0.01
Adjusted EPS, excluding special gains and charges	$1.35 to $1.45
Diluted shares	approx. 294 million

Reported fourth quarter 2016 diluted earnings per share of $1.24 included special gains and charges and discrete tax items. Excluding these items, fourth quarter 2016 adjusted diluted earnings per share were $1.25.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2016 sales of $13 billion and 48,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or another compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2017 fourth quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding, pricing, delivered product costs, energy market conditions, foreign currency, special gains and charges and quantifiable discrete tax items, the impact of hurricanes, closing of Equipment Care divestiture, and actions and impact associated with adoption of new accounting standards. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; changes in tax law and unanticipated tax liabilities; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin and operating income exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2017. We also provide our segment results based on public currency rates for informational purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2017	2016	Change	2017	2016	Change

Net sales	$ 3,563.3	$ 3,386.1	5%	$ 10,187.6	$ 9,800.7	4%
Cost of sales (1)	1,891.3	1,737.2	9%	5,454.4	5,153.8	6%
Selling, general and administrative expenses	1,087.3	1,071.6	1%	3,293.2	3,253.1	1%
Special (gains) and charges (1)	4.9	3.2		47.9	35.7
Operating income	579.8	574.1	1%	1,392.1	1,358.1	3%
Interest expense, net	55.1	64.9	(15)%	177.2	196.3	(10)%
Income before income taxes	524.7	509.2	3%	1,214.9	1,161.8	5%
Provision for income taxes	128.9	129.7	(1)%	264.2	286.7	(8)%
Net income including noncontrolling interest	395.8	379.5	4%	950.7	875.1	9%
Net income attributable to noncontrolling interest	3.4	5.4		8.2	11.8
Net income attributable to Ecolab	$ 392.4	$ 374.1	5%	$ 942.5	$ 863.3	9%

Earnings attributable to Ecolab per common share
Basic	$ 1.36	$ 1.28	6%	$ 3.25	$ 2.95	10%
Diluted	$ 1.34	$ 1.27	6%	$ 3.20	$ 2.91	10%

Weighted-average common shares outstanding
Basic	289.0	291.6	(1)%	289.8	292.8	(1)%
Diluted	293.4	295.7	(1)%	294.2	297.1	(1)%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2017	2016		2017	2016

Cost of sales
Restructuring activities	$-	$-		$2.2	$0.9
Acquisition and integration costs	0.3	-		12.9	-
Energy related charges	-	-		-	51.0
Other	-	-		11.1	10.0
Subtotal	0.3	-		26.2	61.9

Special (gains) and charges
Restructuring activities	4.1	(7.7)		34.6	(6.8)
Acquisition and integration costs	1.8	1.7		12.7	5.0
Energy related charges	-	-		-	12.6
Venezuela related gain	(3.2)	-		(8.5)	(7.8)
Other	2.2	9.2		9.1	32.7
Subtotal	4.9	3.2		47.9	35.7

Total special (gains) and charges	$5.2	$3.2		$74.1	$97.6

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Third Quarter Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2017	2016	Change	2017	2016	Change
Net Sales
Global Industrial	$ 1,248.1	$ 1,202.1	4%	$ 1,284.3	$ 1,230.2	4%
Global Institutional	1,225.1	1,149.2	7%	1,248.0	1,164.1	7%
Global Energy	796.7	771.2	3%	806.5	780.2	3%
Other	221.7	209.2	6%	224.5	211.6	6%
Subtotal at fixed currency rates	3,491.6	3,331.7	5%	3,563.3	3,386.1	5%
Currency impact	71.7	54.4	*	-	-	*
Consolidated reported GAAP net sales	$ 3,563.3	$ 3,386.1	5%	$ 3,563.3	$ 3,386.1	5%

Operating Income
Global Industrial	$ 207.4	$ 204.1	2%	$ 214.1	$ 209.7	2%
Global Institutional	274.2	262.1	5%	277.4	264.6	5%
Global Energy	89.7	102.6	(13)%	91.3	104.3	(12)%
Other	44.0	40.4	9%	44.5	40.9	9%
Corporate	(46.9)	(45.0)	*	(47.5)	(45.4)	*
Subtotal at fixed currency rates	568.4	564.2	1%	579.8	574.1	1%
Currency impact	11.4	9.9	*	-	-	*
Consolidated reported GAAP operating income	$ 579.8	$ 574.1	1%	$ 579.8	$ 574.1	1%

	Nine Months Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2017	2016	Change	2017	2016	Change
Net Sales
Global Industrial	$ 3,586.5	$ 3,468.4	3%	$ 3,636.8	$ 3,527.6	3%
Global Institutional	3,524.3	3,315.0	6%	3,551.4	3,349.4	6%
Global Energy	2,346.1	2,305.6	2%	2,361.8	2,318.6	2%
Other	633.8	598.1	6%	637.6	605.1	5%
Subtotal at fixed currency rates	10,090.7	9,687.1	4%	10,187.6	9,800.7	4%
Currency impact	96.9	113.6	*	-	-	*
Consolidated	$ 10,187.6	$ 9,800.7	4%	$ 10,187.6	$ 9,800.7	4%

Operating Income
Global Industrial	$ 501.9	$ 510.1	(2)%	$ 511.6	$ 521.6	(2)%
Global Institutional	726.1	697.8	4%	729.6	703.2	4%
Global Energy	236.1	244.9	(4)%	238.9	247.4	(3)%
Other	110.9	108.2	2%	111.6	109.9	2%
Corporate	(198.9)	(222.9)	*	(199.6)	(224.0)	*
Subtotal at fixed currency rates	1,376.1	1,338.1	3%	1,392.1	1,358.1	3%
Currency impact	16.0	20.0	*	-	-	*
Consolidated	$ 1,392.1	$ 1,358.1	3%	$ 1,392.1	$ 1,358.1	3%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30	December 31	September 30
(millions)	2017	2016	2016
Assets
Current assets
Cash and cash equivalents	$ 209.1	$ 327.4	$ 180.6
Accounts receivable, net	2,533.2	2,341.2	2,349.6
Inventories	1,509.0	1,319.4	1,342.4
Other current assets	363.2	291.4	299.4
Total current assets	4,614.5	4,279.4	4,172.0

Property, plant and equipment, net	3,617.2	3,365.0	3,292.9
Goodwill	7,154.4	6,383.0	6,515.5
Other intangible assets, net	4,039.6	3,817.8	3,914.3
Other assets	431.0	485.0	484.1
Total assets	$ 19,856.7	$ 18,330.2	$ 18,378.8

Liabilities and Equity
Current liabilities
Short-term debt	$ 1,073.0	$ 541.3	$ 1,571.2
Accounts payable	1,115.9	983.2	1,022.7
Compensation and benefits	509.8	516.3	505.8
Income taxes	51.7	87.4	83.3
Other current liabilities	1,006.2	891.2	991.0
Total current liabilities	3,756.6	3,019.4	4,174.0

Long-term debt	6,484.5	6,145.7	5,091.4
Postretirement health care and pension benefits	983.7	1,019.2	914.5
Deferred income taxes	1,030.2	970.2	1,030.7
Other liabilities	302.5	204.8	226.4
Total liabilities	12,557.5	11,359.3	11,437.0

Equity
Common stock	354.2	352.6	352.3
Additional paid-in capital	5,397.5	5,270.8	5,236.1
Retained earnings	7,598.0	6,975.0	6,716.7
Accumulated other comprehensive loss	(1,564.3)	(1,712.9)	(1,452.3)
Treasury stock	(4,563.1)	(3,984.4)	(3,983.2)
Total Ecolab shareholders’ equity	7,222.3	6,901.1	6,869.6
Noncontrolling interest	76.9	69.8	72.2
Total equity	7,299.2	6,970.9	6,941.8
Total liabilities and equity	$ 19,856.7	$ 18,330.2	$ 18,378.8

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2017	2016	2017	2016

Net sales
Reported GAAP net sales	$ 3,563.3	$ 3,386.1	$ 10,187.6	$ 9,800.7
Effect of foreign currency translation	(71.7)	(54.4)	(96.9)	(113.6)
Non-GAAP fixed currency sales	$ 3,491.6	$ 3,331.7	$ 10,090.7	$ 9,687.1

Cost of sales
Reported GAAP cost of sales	$ 1,891.3	$ 1,737.2	$ 5,454.4	$ 5,153.8
Special (gains) and charges	0.3	0.0	26.2	61.9
Non-GAAP cost of sales	$ 1,891.0	$ 1,737.2	$ 5,428.2	$ 5,091.9

Gross margin
Reported GAAP gross margin	46.9%	48.7%	46.5%	47.4%
Non-GAAP adjusted gross margin	46.9%	48.7%	46.7%	48.0%

Operating income
Reported GAAP operating income	$ 579.8	$ 574.1	$ 1,392.1	$ 1,358.1
Effect of foreign currency translation	(11.4)	(9.9)	(16.0)	(20.0)
Non-GAAP fixed currency operating income	$ 568.4	$ 564.2	$ 1,376.1	$ 1,338.1

Operating income
Reported GAAP operating income	$ 579.8	$ 574.1	$ 1,392.1	$ 1,358.1
Special (gains) and charges	5.2	3.2	74.1	97.6
Non-GAAP adjusted operating income	585.0	577.3	1,466.2	1,455.7
Effect of foreign currency translation	(11.4)	(9.9)	(16.0)	(20.0)
Non-GAAP adjusted fixed currency operating income	$ 573.6	$ 567.4	$ 1,450.2	$ 1,435.7

Operating income margin
Reported GAAP operating income margin	16.3%	17.0%	13.7%	13.9%
Non-GAAP adjusted fixed currency operating income margin	16.4%	17.0%	14.4%	14.8%

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 392.4	$ 374.1	$ 942.5	$ 863.3
Special (gains) and charges, after tax	2.4	(0.6)	53.2	60.8
Discrete tax net expense (benefit)	8.3	4.5	(24.2)	3.6
Non-GAAP adjusted net income attributable to Ecolab	$ 403.1	$ 378.0	$ 971.5	$ 927.7

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.34	$ 1.27	$ 3.20	$ 2.91
Special (gains) and charges, after tax	0.01	0.00	0.18	0.20
Discrete tax net expense (benefit)	0.03	0.02	(0.08)	0.01
Non-GAAP adjusted diluted EPS	$ 1.37	$ 1.28	$ 3.30	$ 3.12

Provision for Income Taxes
Reported GAAP tax rate	24.6%	25.5%	21.7%	24.7%
Special gains and charges	0.3	0.6	0.4	1.0
Discrete tax items	(1.6)	(0.9)	1.9	(0.3)
Non-GAAP adjusted tax rate	23.3%	25.2%	24.0%	25.4%

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2016	2016	2016	2016	2016	2016	2016
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.77	$ 0.87	$ 1.64	$ 1.27	$ 2.91	$ 1.24	$ 4.14
Adjustments:
Special (gains) and charges (1)	0.01	0.19	0.21	0.00	0.20	0.01	0.21
Discrete tax expense (benefits) (2)	(0.02)	0.01	(0.00)	0.02	0.01	0.00	0.01
Adjusted diluted earnings per share (Non-GAAP)	$ 0.77	$ 1.08	$ 1.85	$ 1.28	$ 3.12	$ 1.25	$ 4.37

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.01	$ 1.87	$ 1.34	$ 3.20
Adjustments:
Special (gains) and charges (3)	0.02	0.16	0.17	0.01	0.18
Discrete tax expense (benefits) (4)	(0.08)	(0.03)	(0.11)	0.03	(0.08)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.13	$ 1.93	$ 1.37	$ 3.30

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2016 included restructuring charges of $1.8 million, net of tax in the first quarter, and gains related to restructuring of  $1.9 million, $7.2 million, $3.5 million net of tax, in the second, third and fourth quarters, respectively. Special (gains) and charges for 2016 also included a charge of $42.9 million and $7.1 million net of tax, during the second and fourth quarters, respectively, associated with the downturn in the global energy market. Special (gains) and charges for 2016 also included a charge of $6.3 million, net of tax, during the second quarter related to other fixed asset impairments and inventory charges. Special (gains) and charges for 2016 also included a gain of $4.6 million, net of tax, during the fourth quarter of 2016, related to inventory cost policy harmonization efforts, initiated in 2015. Special (gains) and charges for 2016 also included a gain of $4.9 million, net of tax, during the second quarter related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2016 also included $2.6 million, $14.6 million, $6.6 million and $2.6 million, net of tax, in the first, second, third and fourth quarters, respectively, related to other charges, including litigation related charges.

(2) The first quarter 2016 discrete tax items net benefits of $4.8 million were driven primarily by the release of reserves for uncertain tax positions due to expiration of statute of limitations in non-U.S. jurisdictions. The second quarter 2016 discrete tax items net expenses of $3.9 million were driven by individually insignificant items, including adjustments to deferred tax asset and liability positions. The third quarter 2016 discrete tax items net expenses of $4.5 million were driven primarily by recognizing adjustments from filing our 2015 U.S. federal income tax return, partially offset by settlement of international tax matters and remeasurement of certain deferred tax assets and liabilities resulting from the application of an updated tax rate in an international jurisdiction. The fourth quarter discrete tax items net expenses of $0.3 million were driven by individually insignificant items, including tax charges related to optimizing our business structure and settlement of international tax matters, partially offset by valuation allowance releases and other adjustments.

(3) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million and $1.4 million, net of tax, in the first, second and third quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million and $1.7 million, net of tax, in the first, second and third quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million and $2.0 million, net of tax, during the second and third quarter, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, and litigation charges of $1.4 million, net of tax, in the third quarter.

(4) Discrete tax expense (benefits) were driven by $16.0 million, $10.8 million, and $2.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, and third quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7M was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return.